January 20 , 2017

Barfresh Food Group, Inc.

8383 Wilshire Blvd., Suite 750

Beverly Hills, California 90211

Re:	Registration Statement on Form S-1 (File No. 333-215322)

Ladies and Gentlemen:

We have acted as counsel to Barfresh Food Group Inc., a Delaware corporation (the “Company”), with respect to the preparation of the Registration Statement on Form S-1 (File No. 333-215322) (as amended, the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) on December 23, 2016 and amended on January [  ], 2017 for the resale of up to 30,411,200 shares of the Company’s common stock, $0.000001 par value per share (the “Common Stock”), consisting of 20,224,338 shares of Common Stock (the “Shares”) and 10,190,862 shares of Common Stock issuable upon exercise of outstanding warrants (the “Warrant Shares”), as described in the Registration Statement.

In rendering the opinions set forth below, we have examined originals or copies, identified to our satisfaction, of such other documents, corporate records, instruments and other relevant materials as we deemed advisable and have made such examination of statutes and decisions and reviewed such questions of law as we have considered necessary or appropriate. In our examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies and the authenticity of the originals of such copies and the accuracy of the matters set forth in the documents, agreements and instruments we reviewed. As to facts material to this opinion letter, we have relied upon certificates, statements or representations of public officials and of officers and representatives of the Company, without any independent verification thereof.

The opinions expressed herein is limited to the General Corporation Law of the State of Delaware, including the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting such law, in each case as currently in effect, and we express no opinion as to the effect of the laws of any other jurisdiction. While we are not licensed to practice law in the State of Delaware, we have reviewed applicable provisions of the Delaware General Corporation Law as we have deemed appropriate in connection with the opinions expressed herein.

Based on the foregoing, we are of the opinion that the Shares have been duly authorized and validly issued and are fully paid and non-assessable and that the Warrant Shares have been duly authorized and, upon issuance and delivery against payment therefor in accordance with the terms of the Warrants, will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this letter as an exhibit to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the Registration Statement. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act. This opinion is expressed as of the date of effectiveness of the Registration Statement unless otherwise expressly stated, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable laws after that date.

Very truly yours,

/s/ Libertas Law Group, Inc.